Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Franklin Covey Co.:

We consent to the incorporation by reference in the registration statement Nos. 333-131485; 333-123602, 333-128131, 333-38172, 333-34498, 333-89541, 033-73624, and 033-51314 on Forms S-3 and S-8 of Franklin Covey Co. of our reports dated November 13, 2006, with respect to the consolidated balance sheets of Franklin Covey Co. as of August 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2006 and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2006 and the effectiveness of internal control over financial reporting as of August 31, 2006, which reports appear in the August 31, 2006, Annual Report on Form 10-K of Franklin Covey Co. Our report dated November 13, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of August 31, 2006, expresses our opinion that management’s assessment that Franklin Covey Co. did not maintain effective internal control over financial reporting as of August 31, 2006, is fairly stated , in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion Franklin Covey Co. did not maintain effective internal control over financial reporting as of August 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria described in Item 9A of the Company’s Form 10-K for the year ended August 31, 2006. The material weakness was that policies and procedures regarding capturing and recording accounts payable for services were inadequate to ensure the completeness and accuracy of recording liabilities in the correct period in which the service was provided. As a result, misstatements existed in the Company’s current liabilities in its preliminary fiscal 2006 consolidated financial statements. The material weakness resulted in more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.

/s/ KPMG LLP

Salt Lake City, Utah
November 13, 2006